VIA EDGAR

February 4, 2022

Listed Funds Trust
615 East Michigan Street
Milwaukee, Wisconsin 53202

Re:    Registration Statement Filed on Form N-14 under the Securities Act of 1933

Ladies and Gentlemen:

We hereby consent to the references to our Firm and the discussion of our Firm’s legality of shares opinion (the “Opinion”), if any, in Listed Fund Trust’s Registration Statement filed on Form N-14 (the “Registration Statement”). In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. Further, we hereby consent to the filing of the Opinion as an exhibit to the Registration Statement.
Very truly yours,

/s/ Morgan, Lewis & Bockius LLP
.